[COMPANY LETTERHEAD]

Isle of Capri Casinos, Inc. Becomes One of 10-Largest Publicly Owned Gaming Companies in U.S. with completion of Lady Luck Acquisition.


BILOXI, Miss., March 2--After operating for less than eight years, Isle of Capri Casinos, Inc. (NASDAQ: ISLE) has grown to one of the 10-largest publicly held
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gaming companies in the United States with the completion today of the Lady Luck
Gaming Corporation acquisition by means of a cash merger.

Lady Luck has become a wholly-owned subsidiary of Isle of Capri Casinos, IncCommon stockholders of Lady Luck received $12 per share and Lady Luck redeemed all outstanding preferred shares and its $173.5 million, 11 7/8 percent First Mortgage Notes due 2001.

Concurrent with the closing of the Lady Luck merger, Isle of Capri Casinos Inc. completed two other transactions: the acquisition, also by merger, of BRDC, Inc., which owned 50 percent of the Lady Luck Bettendorf casino and hotel that was not owned by Lady Luck, and the acquisition of Lady Luck's trademark and related intellectual property form Lady Luck's former chairman.

In the BRDC acquisition, Isle of Capri issued 6.3 million shares of common stock to the shareholders of BRDC, Inc., who were members of the family of Bernard Goldstein, chairman and chief executive officer of Isle of Capri Casinos, Inc.

The transactions complete the acquisition of Lady Luck-owned properties in Lula and Natchez, Mississippi and Bettendorf and Marquette, Iowa. Isle of Capri expects to complete the pending acquisition of the Lady Luck Casino & Hotel in Las Vegas prior to the end of 2000 upon approval of Nevada gaming regulators.

The acquisitions were financed through a $600 million senior secured credit facility arranged by CIBC World Markets, which replaces Isle of Capri Casinos, Inc.'s existing credit facility.

Bernard Goldstein, Isle of Capri Casinos, Inc. chairman of the board and chief executive officer, said, "This merger elevates Isle of Capri Casinos, Inc. to a formidable player in the gaming industry; it carries through our corporate goal to successfully extend the Isle family."

Goldstein continued, " We are quite pleased with the success and growth of our company since its inception in 1992. We are confident that this merger will be beneficial to our shareholders, our company, its employees and our customers."

John M. Gallaway, Isle of Capri Casinos, Inc. president and chief operating officer noted, "This acquisition not only increases our number of Isle properties to 10, it increases our brand-awareness and an opportunity to further develop our company. As we combine our existing management team with that of Lady Luck, we will create a larger company focused on continuing customer loyalty and satisfaction in the Isle tradition."

Isle of Capri Casinos, Inc. owns and operates riverboat, dockside and land-based casinos at 10 locations, including the Isle of Capri Casino Crowne Plaza Resort in Biloxi, Miss.; the Isle of Capri Casino & Hotel in Vicksburg, Miss.; the Isle of Capri Casino & Hotel in Bossier City, La.; two riverboats operating as the Isle of Capri Casino & Hotel in Lake Charles, La.; the Isle of Capri Casino in Black Hawk, Co. [through a 57-percent-owned. subsidiary]; and the Isle of Capri Casino in Tunica, Miss., the Lady Luck Casino & Hotels in Lula, Miss., Lady Luck Casino & Hotel in Natchez, Miss., Lady Luck Casino & Hotel in Bettendorf, Iowa and the Miss Marquette Casino & Hotel in Marquette, Iowa. The company also operates Pompano Park Harness Racing Track in Pompano Beach, Fla., and through a joint venture the Enchanted Capri cruise ship, which features an Isle of Capri Casino, sailing from New Orleans.

This press release may be deemed to contain forward-looking statements which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors including without limitation, licensing and other regulatory approvals, financing sources, development and construction activities, costs and delays, permits, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect the company's financial condition, results of operations and expansion projects, is included in the fillings of the company with the Securities and Exchange Commission, including, but not limited to, its annual report and its form 10-K for the fiscal year ended April 25, 1999.

Contacts:    Allan B. Solomon, Executive President-561.995.6660
             Rex Yeisley, Chief Financial Officer-228.396.7052

NOTE: Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available by fax at no charge. For a menu of available Isle of Capri Casinos, Inc. press releases, call 800.758.5804, ext. 145913 or log on to http://www.prnewswire.com. Isle of Capri Casinos, Inc.'s home page is
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http://www.theislecorp.com.
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